Exhibit 10.05.3

AMENDMENT TO THE TRAVELERS GROUP CAPITAL ACCUMULATION PLAN,

AS AMENDED THROUGH JULY 23, 1997

Pursuant to approval by the Personnel and Compensation Committee of the Board of Directors of Citigroup Inc., the Travelers Group Capital Accumulation Plan, as amended through July 23, 1997, as further amended effective as of October 17, 2006, is hereby amended, effective as of January 1, 2009, to read as follows:

I.

The Plan is hereby amended to add a new Section 12, which shall read as follows:

12. Section 409A of the Code.

(a) To the extent that any Award granted under the Plan is subject to Section 409A of the Code, it is intended that the provisions of this Plan comply with Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(b) Notwithstanding any provision of this Plan to the contrary, in no event shall the Company or any Subsidiary be liable to a Participant on account of an Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, Section 409A of the Code.

(c) Notwithstanding any provision of this Plan to the contrary, if a Participant is a “specified employee” (as defined in Section 409A of the Code) at the time of his or her “separation from service” (as defined in Section 409A of the Code), any payment(s) with respect to any Award subject to Section 409A of the Code to which such Participant would otherwise be entitled by reason of such separation from service shall be made on the date that is six months after the Participant’s separation from service (or, if earlier, the date of the Participant’s death).

(d) If, pursuant to any Award granted under the Plan, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the same meaning as provided in Section 1.409A-2(b)(2)(iii) of the Treasury Regulations.

(e) If, pursuant to any Award granted under the Plan, a Participant is entitled to receive a payment on a specified date, such payment shall be deemed made as of such specified date if it is made (i) not earlier than 30 days before such specified date and (ii) not later than December 31 of the year in which such specified date occurs or, if later, the fifteenth day of the third month following such specified date, in each case provided that the Participant shall not be permitted, directly or indirectly, to designate the taxable year in which such payment is made.

II.

Section 1 of Schedule A to the Plan is hereby amended by adding the following sentence to the end thereof:

Notwithstanding the foregoing, in the event an Award is subject to Section 409A of the Code, the definitions in this Section 1 shall have the meaning set forth in the prospectus (including any prospectus supplement) applicable to such Award.

III.

Section 2 of Schedule A to the Plan is hereby amended by adding a new subsection (i), which shall read as follows:

(i) Section 409A of the Code. Notwithstanding anything in this Section 2 to the contrary, in the event an Award is subject to Section 409A of the Code, the provisions relating to a Participant’s termination of employment set forth in the prospectus (including any prospectus supplement) applicable to such Award shall control.

IV.

No provision of this amendment is intended or shall be construed as authorizing future grants under the Plan.